Exhibit 99.1

News Release

Rockwell Collins reports 7% increase in second quarter earnings per share from continuing operations

CEDAR RAPIDS, Iowa (April 21, 2016) - Rockwell Collins, Inc. (NYSE: COL) today reported second quarter fiscal year 2016 earnings per share from continuing operations increased 7% to $1.30 compared to $1.22 in the prior year. Total sales in the second quarter of fiscal year 2016 were $1.31 billion, a 2% decrease from the same period in fiscal year 2015. Total segment operating margins remained steady at 20.7%.

"Fiscal 2016 is progressing directionally as we expected,” said Rockwell Collins Chairman, President, and Chief Executive Officer, Kelly Ortberg. “We anticipated the slow start in the first half of the year followed by expected growth in the second half. Our execution in the second quarter was solid as we focused on delivering the savings from our restructuring actions taken in the first quarter. Our full year guidance remains unchanged as we now focus on delivering the second half growth."

Ortberg continued, “There were also several significant accomplishments this quarter that support our long-term growth objectives. We were selected as one of the suppliers for the HMS Manpack program and we're pleased to be a supplier to Northrop Grumman on the Long Range Strike Bomber. We also captured numerous contract awards for our avionics and information management systems."

Following is a discussion of fiscal year 2016 second quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2016 second quarter results as summarized below.

(dollars in millions)	Q2 FY16	Q2 FY15	Inc/(Dec)
Commercial Systems sales
Original equipment	$353	$370	(5)%
Aftermarket	248	234	6%
Wide-body in-flight entertainment	10	15	(33)%
Total Commercial Systems sales	$611	$619	(1)%

Operating earnings	$135	$142	(5)%
Operating margin rate	22.1%	22.9%	(80) bps

•
Original equipment sales decreased as expected due to lower business aircraft OEM production rates, unfavorable airline selectable equipment mix, and lower Airbus A330 production rates. These decreases were partially offset by higher customer-funded development program revenues, higher product deliveries in support of the Airbus A350 and Boeing 787 production ramps, and higher product deliveries for the Bombardier CSeries program in support of entry into service.

•	Aftermarket sales increased due to higher business jet avionics retrofit and mandate revenues as well as inorganic sales primarily from the acquisition of International Communications Group (ICG).

•
Operating earnings and operating margin decreased from the prior year primarily due to sales mix as lower margin customer-funded development sales increased and higher margin business jet OEM sales decreased. In addition, SG&A costs increased from higher inorganic costs from the acquisitions of ICG and Pacific Avionics. These items were partially offset by lower company-funded research and development expense and cost savings initiatives from previously announced restructuring plans.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world.

Beginning with the first quarter of fiscal year 2016, Government Systems sales categories have been consolidated as a result of an internal reorganization and are delineated based on the underlying product technologies. The previously reported sales categories of Communication products, Surface solutions and Navigation products are now primarily consolidated into Communication and Navigation. Government Systems sales for the second quarter of fiscal year 2015 has been reclassified to the current year presentation.

Results from the second quarter of 2016 are summarized below.

(dollars in millions)	Q2 FY16	Q2 FY15	Inc/(Dec)
Government Systems sales
Avionics	$357	$371	(4)%
Communication and Navigation	181	196	(8)%
Total Government Systems sales	$538	$567	(5)%

Operating earnings	$108	$114	(5)%
Operating margin rate	20.1%	20.1%	—

•	Avionics sales decreased due to lower deliveries on various rotary wing platforms, lower simulation and training sales, partially offset by higher fixed-wing platform revenues.

•	Communication and Navigation sales decreased due to the wind-down of an international electronic warfare program and lower international deliveries of targeting systems.

•
Operating earnings and operating margin declined primarily due to lower sales volume and higher SG&A costs from further expansion in international emerging markets, partially offset by lower company-funded research and development expense and cost savings initiatives from previously announced restructuring plans.

Information Management Services

Information Management Services (IMS) provides communication services, systems integration and security solutions across the aviation, airport, rail and nuclear security markets. Results from the second quarter of 2016 are summarized below.

(dollars in millions)	Q2 FY16	Q2 FY15	Inc/(Dec)
Information Management Services sales	$162	$155	5%

Operating earnings	$29	$22	32%
Operating margin rate	17.9%	14.2%	370 bps

•	IMS sales increased primarily due to 8 percent growth in aviation-related sales, including GLOBALinkSM and ARINCDirectSM.

•
IMS operating earnings and operating margin increased due to incremental earnings on higher sales volume as well as the favorable resolution of certain prior year claims associated with international business jet support services.

Corporate and Financial Highlights

Income Taxes
The company's effective income tax rate from continuing operations was 26.8% for the second quarter of 2016 compared to a rate of 32.4% for the same period last year. The lower current year effective income tax rate from continuing operations was primarily due to the permanent extension of the Federal R&D Tax Credit and the early adoption of the new share based compensation standard. The new guidance requires, among other things, that excess tax benefits and shortfalls be recorded as income tax benefit or expense in the income statement, rather than in equity.

Cash Flow
Cash provided by operating activities was $45 million for the first six months of fiscal year 2016, compared to cash provided by operating activities of $132 million in the first six months of fiscal year 2015. The decrease in cash provided by operating activities was due primarily to lower net income and unfavorable working capital changes, partially offset by lower tax payments.

During the second quarter of 2016, the company repurchased 1.2 million shares of common stock at a total cost of $98 million. The company also paid a dividend on its common stock of 33 cents per share, or $43 million, in the second quarter of 2016.

Fiscal Year 2016 Outlook

The following table is a summary of the company's financial guidance for continuing operations for fiscal year 2016, which is unchanged from the guidance previously provided on January 22, 2016:

•	Total sales	$5.3 billion to $5.4 billion
•	Total segment operating margins	About 21.0%
•	Earnings per share	$5.45 to $5.65
•	Cash flow from operations	$750 million to $850 million
•	Total research & development investment	About $1 billion (1)
•	Capital expenditures	About $200 million
•	Full year income tax rate	22% to 23%

(1) - Total research and development investment consists of company and customer-funded research & development expenditures as well as the net increase in pre-production engineering costs capitalized within inventory.

Non-GAAP Financial Information
Total segment operating margin is a non-GAAP measure and is reconciled to the related GAAP measure, Income from continuing operations before income taxes, in the Segment Sales and Earnings Information schedule in this press release. Total segment operating margin is calculated as total segment operating earnings divided by total sales.

Conference Call and Webcast Details
Rockwell Collins Chairman, President and CEO, Kelly Ortberg, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on April 21, 2016. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com.

Business Highlights

Rockwell Collins named a 2016 World's Most Ethical Company by the Ethisphere Institute for seventh straight year
Rockwell Collins was recognized by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices, as a 2016 World’s Most Ethical Company®.

U.S. Army selected Rockwell Collins as one of three companies for $12.7 billion HMS Manpack radio contract
Rockwell Collins was selected by the U.S. Army Program Executive Office C3T as one of three companies to compete for the Handheld, Manpack and Small Form Factor (HMS) program.

Boeing 737 MAX took first flight with new large-format flight displays from Rockwell Collins
The Boeing 737 MAX took its first flight in Renton, Wash., making it the latest next-generation Boeing aircraft to fly with Rockwell Collins’ advanced large-format flight displays. More than 3,000 737 MAX aircraft are on order with the first delivery expected in 2017.

Rockwell Collins technology aided historic first KC-46A tanker refueling flight
The Rockwell Collins Remote Vision System played an integral role as Boeing and U.S. Air Force aircrews successfully completed the KC-46A tanker’s first refueling flight in the skies above Washington state.

Rockwell Collins completed acquisition of Matrix series projector product lines from Christie Digital Systems
Rockwell Collins completed the acquisition of the Matrix series projector product lines from Christie Digital Systems. The transaction will give military and aviation customers a more comprehensive partner for all their current and future simulation and training projector needs.

Rockwell Collins equipment selected by the following airlines:

•
Transportation Partners selected a comprehensive suite of Rockwell Collins avionics for 201 Boeing 737 MAX and options for 29 Next-Generation Boeing 737 aircraft. Highlighted Rockwell Collins systems include MultiScan™ ThreatTrack weather radar, GLU-925 Multi-Mode Receiver, and Traffic Alert and Collision Avoidance traffic computer TTR-2100. Deliveries will begin in early 2017.

•
BOC Aviation will feature Rockwell Collins’ advanced avionics, including MultiScan™ ThreatTrack weather radar, GLU-925 Multi-Mode Receiver, and Traffic Alert and Collision Avoidance traffic computer TTR-2100 as baseline configurations on Next-Generation Boeing 737 aircraft that begin delivery later this year.

•
India-based GoAir will feature Rockwell Collins’ advanced avionics, including MultiScan™ ThreatTrack weather radar and GLU-925 Multi-Mode Receiver, on 72 Airbus A320neo aircraft. Deliveries will begin later this year.

•
Azul Brazilian Airlines selected a host of Rockwell Collins avionics, including its MultiScan ThreatTrack weather radar and GLU-925 Multi-Mode Receiver, for 58 Airbus A320neo aircraft. Deliveries will begin in September.

•
Air France Industries will soon upgrade four Airbus A330 aircraft for one of its customers with Rockwell Collins’ PAVES™ Passenger Services System. The standalone, cost-effective reading light and cabin crew call system with USB charging port brings several benefits, including a significant reduction in aircraft weight.

•
Singapore-based Tigerair will be upgrading 34 Airbus A320 aircraft (21 firm orders and 13 optional) with the latest version of Rockwell Collins' Iridium satellite communications system. Deliveries will begin later this year.

•	Air Astana selected Rockwell Collins to provide in-flight connectivity. Internet access will be available using personal computers, tablets and smartphones.

Peruvian Navy selected Rockwell Collins Talon radio
The Rockwell Collins Talon V/UHF tactical radio system was selected by the Peruvian Navy to be installed on its SH-2G Super Seasprite helicopters. The Talon radio will provide secure voice and data communication capabilities to support the various missions of the SH-2G, platform including surface and sub-surface maritime, blue water and littoral surveillance, and search and rescue operations.

Rockwell Collins selected to provide Micro Inertial Navigation Sensors for Brazil's FT Sistemas FT-200FH unmanned helicopter
FT Sistemas selected Rockwell Collins to provide its Micro Inertial Navigation Sensor for the new FT-200FH unmanned Category 2 helicopter.

Boeing awarded Rockwell Collins contract to provide Common Avionics Architecture System for India CH-47F
The Boeing Company selected Rockwell Collins to provide its Common Avionics Architecture System for 15 CH-47F Chinook helicopters for the Indian Ministry of Defence.

Rockwell Collins received a contract from Electronics Corporation of India Ltd for communications and navigation components
Rockwell Collins received a contract from Electronics Corporation of India Ltd (ECIL) to supply communications and navigation components for radios being indigenously manufactured by ECIL for Indian defence forces.

Data Link Solutions Increasing MIDS JTRS Production Capabilities for U.S. and Coalition Forces
Data Link Solutions, a joint venture between BAE Systems and Rockwell Collins, was awarded a $51.8 million contract from the U.S. Navy Space and Naval Warfare Systems Command to provide the Multifunctional Information Distribution System (MIDS) Joint Tactical Radio System (MIDS JTRS) to U.S. and coalition forces. This award includes radios for U.S. platforms and Foreign Military Sales customers.

Rockwell Collins information management services were selected by the following airports:

•
Cologne Bonn Airport (CGN) switched to Rockwell Collins’ ARINC vMUSE™ common use passenger processing solution (CUPPS). The new ARINC vMUSE system will enable the airport to continue its successful deployment of CUPPS, providing CGN’s passengers with an enhanced check-in experience.

•	Passengers traveling through Berlin Schönefeld Airport will experience faster check-in times with the implementation of a new CUPPS solution - ARINC vMUSETM- from Rockwell Collins.

•
Whether reducing costs through shared resources or improving the seamless flow of passengers through the check-in process, both Dublin and Cork airports and their passengers will benefit from the recent selection of Rockwell Collins’ ARINC vMUSE™ CUPPS platforms.

•
Travelers using Narita International Airport, the primary airport servicing Greater Tokyo, will be able to check-in faster due to the expanded deployment of ARINC CUPPS and ARINC self-service kiosks throughout the airport.

About Rockwell Collins
Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, simulation and training and information management services is delivered by a global workforce, and a service and support network that crosses more than 150 countries. To find out more, please visit www.rockwellcollins.com.

Forward-Looking Statement
This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers and suppliers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; adjustments to the commercial OEM production rates and the aftermarket; the impacts of natural disasters and pandemics, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs, including new aircraft programs entering service later than anticipated; the continued support for military transformation and modernization programs; potential impact of volatility in oil prices, currency exchange rates or interest rates on the commercial aerospace industry or our business; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; potential unavailability of our mission-critical data and voice communication networks; unfavorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us, our customers, and our suppliers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to internal performance plans such as restructuring activities, productivity and quality improvements and cost reduction initiatives; achievement of ARINC integration and synergy plans as well as our other acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including compliance requirements associated with U.S. Government work, export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Ryan Miller
319.295.0591	319.295.7575
pam.tvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2016	2015	2016	2015
Sales:
Commercial Systems	$611	$619	$1,173	$1,187
Government Systems	538	567	989	1,076
Information Management Services	162	155	318	304
Total sales	$1,311	$1,341	$2,480	$2,567

Segment operating earnings:
Commercial Systems	$135	$142	$260	$267
Government Systems	108	114	194	220
Information Management Services	29	22	53	43
Total segment operating earnings	272	278	507	530

Interest expense	(17)	(15)	(32)	(30)
Stock-based compensation	(9)	(7)	(15)	(12)
General corporate, net	(11)	(15)	(23)	(29)
Restructuring and asset impairment charges	—	—	(45)	—
Income from continuing operations before income taxes	235	241	392	459
Income tax expense	(63)	(78)	(87)	(127)

Income from continuing operations	$172	$163	$305	$332
Income (loss) from discontinued operations, net of taxes (1)	(1)	(6)	1	(8)
Net income	$171	$157	$306	$324

Diluted earnings per share:
Continuing operations	$1.30	$1.22	$2.30	$2.48
Discontinued operations	(0.01)	(0.05)	0.01	(0.06)
Diluted earnings per share	$1.29	$1.17	$2.31	$2.42

Weighted average diluted shares outstanding	132.3	133.7	132.7	134.1

(1) On March 10, 2015, the Company sold its Aerospace Systems Engineering and Support business (ASES), which provides military aircraft integration and modification services. The results of ASES have been classified as discontinued operations. During the first six months of 2016, the Company recorded $2 million of income from discontinued operations ($1 million after-tax), primarily due to the favorable settlement of a contractual matter with a customer of the ASES business.

The following table summarizes sales by category for the three and six months ended March 31, 2016 and 2015 (unaudited, in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2016	2015	2016	2015
Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$214	$204	$397	$395
Aftermarket	131	136	264	267
Wide-body in-flight entertainment	10	15	21	31
Total air transport aviation electronics	355	355	682	693

Business and regional aviation electronics:
Original equipment	139	166	269	306
Aftermarket	117	98	222	188
Total business and regional aviation electronics	256	264	491	494
Total Commercial Systems sales	$611	$619	$1,173	$1,187

Commercial Systems sales:
Total original equipment	$353	$370	$666	$701
Total aftermarket	248	234	486	455
Wide-body in-flight entertainment	10	15	21	31
Total Commercial Systems sales	$611	$619	$1,173	$1,187

Government Systems Sales:
Avionics	$357	$371	$650	$698
Communication and Navigation	181	196	339	378
Total Government Systems Sales	$538	$567	$989	$1,076

Information Management Services sales	$162	$155	$318	$304

Total sales	$1,311	$1,341	$2,480	$2,567

The following table summarizes total Research and Development Investment by segment and funding type for the three and six months ended March 31, 2016 and 2015 (unaudited, dollars in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2016	2015	2016	2015
Research and Development Investment
Customer-funded:
Commercial Systems	$61	$44	$108	$84
Government Systems	99	106	186	195
Information Management Services	2	2	4	4
Total Customer-funded	162	152	298	283

Company-funded:
Commercial Systems	26	48	61	98
Government Systems	19	24	36	42
Information Management Services (1)	1	—	1	1
Total Company-funded	46	72	98	141
Total Research and Development Expense	208	224	396	424

Increase in Pre-production Engineering Costs, Net	34	34	74	65
Total Research and Development Investment	$242	$258	$470	$489

Percent of Total Sales	18.5%	19.2%	19.0%	19.0%

(1) Research and development expenses for the Information Management Services segment do not include costs of internally developed software and other costs associated with the expansion and construction of network-related assets. These costs are capitalized as Property on the Summary Balance Sheet.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	March 31, 2016	September 30, 2015
Current Assets:
Cash and cash equivalents	$300	$252
Receivables, net	1,088	1,038
Inventories, net (1)	1,968	1,824
Other current assets	134	110
Total current assets	3,490	3,224

Property	991	964
Goodwill	1,920	1,904
Intangible Assets	693	703
Deferred Income Taxes	103	165
Other Assets	344	344
TOTAL ASSETS	$7,541	$7,304

Current Liabilities:
Short-term debt	$1,120	$448
Accounts payable	460	487
Compensation and benefits	206	273
Advance payments from customers	303	365
Accrued customer incentives	240	232
Product warranty costs	84	89
Other current liabilities	160	166
Total current liabilities	2,573	2,060

Long-term Debt, Net	1,383	1,680
Retirement Benefits	1,356	1,466
Other Liabilities	240	218
Equity	1,989	1,880
TOTAL LIABILITIES AND EQUITY	$7,541	$7,304

(1) Inventories, net is comprised of the following:
	March 31, 2016	September 30, 2015
Inventories, net:
Production inventory	$882	$812
Pre-production engineering costs	1,086	1,012
Total Inventories, net	$1,968	$1,824

Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to customer-funded research and development expense within cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited, in millions)

	Six Months Ended
	March 31
	2016	2015(1)
Operating Activities:
Net income	$306	$324
Income (loss) from discontinued operations, net of tax	1	(8)
Income from continuing operations	305	332
Adjustments to arrive at cash used for operating activities:
Non-cash restructuring charges	6	—
Depreciation	71	76
Amortization of intangible assets and pre-production engineering costs	54	46
Stock-based compensation expense	15	12
Compensation and benefits paid in common stock	27	23
Excess tax benefit from stock-based compensation(2)	—	(9)
Deferred income taxes	48	33
Pension plan contributions	(63)	(63)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(50)	(79)
Production inventory	(87)	(56)
Pre-production engineering costs	(97)	(86)
Accounts payable	(23)	(40)
Compensation and benefits	(68)	(36)
Advance payments from customers	(64)	16
Accrued customer incentives	8	2
Product warranty costs	(5)	(5)
Income taxes	5	24
Other assets and liabilities	(37)	(58)
Cash Provided by Operating Activities from Continuing Operations	45	132
Investing Activities:
Property additions	(93)	(104)
Acquisition of businesses, net of cash acquired	(17)	(22)
Other investing activities	—	(10)
Cash (Used for) Investing Activities from Continuing Operations	(110)	(136)
Financing Activities:
Purchases of treasury stock	(188)	(242)
Cash dividends	(86)	(80)
Increase in short-term commercial paper borrowings, net	372	281
Proceeds from the exercise of stock options	13	30
Excess tax benefit from stock-based compensation(2)	—	9
Other financing activities	(1)	—
Cash Provided by (Used for) Financing Activities from Continuing Operations	110	(2)
Effect of exchange rate changes on cash and cash equivalents	3	(22)
Discontinued Operations:
Operating activities	—	(14)
Investing activities	—	3
Cash (Used for) Discontinued Operations	—	(11)
Net Change in Cash and Cash Equivalents	48	(39)
Cash and Cash Equivalents at Beginning of Period	252	323
Cash and Cash Equivalents at End of Period	$300	$284
(1) On March 10, 2015, the Company sold its Aerospace Systems Engineering and Support (ASES) business, which provides military aircraft integration and modification services. The results of ASES have been classified as discontinued operations.

(2) The Company adopted ASU 2016-09 during the three months ended March 31, 2016, which requires excess tax benefits from stock-based compensation to be classified within operating cash flow. The Company elected to adopt ASU 2016-09 prospectively as of the beginning of 2016, therefore prior periods have not been adjusted.